Exhibit 99.1
Alto Neuroscience Identifies Biomarker and Reports Positive Pharmacodynamic Results from Exploratory Phase 2 Proof-of-Concept Trial of ALTO-203

– Demonstrated target engagement and response prediction for ALTO-203 by theta/beta ratio, a commonly used EEG index of cortical arousal and attentional control –

– ALTO-203, a non-stimulant compound which demonstrated pro-cognitive and wake-promoting effects, has the potential to address sustained attention abnormalities in EEG biomarker characterized patients –

– Pharmacodynamic activity is aligned with the proposed mechanism of ALTO-203; improvements in attention and corresponding reductions in EEG theta/beta ratio, as well as response prediction biomarker replicate Phase 1 study findings –

Mountain View, Calif., June 26, 2025 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today announced the identification of a patient selection biomarker and positive pharmacodynamic results from its exploratory Phase 2 proof-of-concept (POC) trial of ALTO-203 in major depressive disorder (MDD) patients with elevated levels of anhedonia. ALTO-203 is a novel, oral, histamine H3 inverse agonist, designed to modulate circuits underlying cognition, wakefulness, and alertness.

The profile exhibited by ALTO-203 in the exploratory POC trial demonstrated clear effects on objective measures of attention and wakefulness, with observed improvements linked to changes in the EEG theta/beta ratio—a biomarker indexing cortical arousal and attentional control. These findings replicate results from the Phase 1 study in healthy volunteers, where ALTO-203 treatment led to improvements in sustained attention and reductions in the EEG theta/beta ratio. Baseline EEG theta/beta ratio predicted attentional benefits of ALTO-203 in both the Phase 1 study and Phase 2 POC trial.

“We aim to leverage objective biomarkers to enable targeted neuropsychiatric drug development so that patients can get better, faster,” said Amit Etkin, M.D., Ph.D., founder and CEO of Alto Neuroscience. “In this exploratory trial, we identified a robust biomarker for ALTO-203, EEG high-theta/beta ratio, which is a well-validated measure of abnormal cortical arousal and poor attentional control. Notably, this biomarker is FDA-cleared for use alongside clinical evaluation in the diagnosis of ADHD, reinforcing its clinical relevance. These positive results replicate findings from an ALTO-203 Phase 1 study and enhance our understanding of the patient subtypes most likely to benefit from the drug, further strengthening the foundation of our precision psychiatry approach. We believe our platform has the potential to enable data-driven indication selection and trial design early in development—accelerating the path to more effective, personalized treatment.”

The exploratory Phase 2 POC trial, which enrolled 69 patients, was conducted in two sequential, double-blind, placebo-controlled periods. The trial was designed to characterize the pharmacodynamic, pharmacokinetic, safety, and tolerability profile of ALTO-203 across two dose levels compared to placebo in a crossover design and was not powered to detect statistical significance on traditional depression outcome scales (e.g., MADRS).

Adam Savitz, M.D., Ph.D., Chief Medical Officer of Alto Neuroscience, commented, “We are encouraged by the positive pharmacodynamic activity observed in the study, which aligns with the proposed mechanism of ALTO-203. The wake-promoting and pro-cognitive effects demonstrated, suggest clear potential for ALTO-203 to be a meaningful treatment across various neuropsychiatric conditions in which sleep and attention are significantly impaired.”

Topline, prespecified results from the exploratory Phase 2 POC trial of ALTO-203 include:
•Subjective Effects on Bond & Lader Visual Analog Scale (BL-VAS): Patients reported significant improvements from baseline on BL-VAS for alertness & mood at the 5-hour timepoint post dosing with ALTO-203. A higher-than-expected placebo response was observed on the Bond & Lader measurements – no significant separation between ALTO-203 and placebo was observed.

•EEG Biomarker of Drug Effect Identified: The theta/beta ratio, a neurophysiological marker linked to attentional control, was confirmed as a key pharmacodynamic readout. The effects of ALTO-203 on reducing theta/beta ratio were significant compared to placebo (25µg: p<0.05).
◦This marker was previously shown to be significantly reduced by ALTO-203 in the completed Phase 1 study in healthy subjects, as well as in preclinical studies.
•Cognitive Enhancement Observed: ALTO-203 treatment led to significant improvements in sustained attention (25µg: p<0.05; 75µg: p=0.06 vs. placebo), aligning with reductions in the EEG theta/beta ratio. Improvement in attention was greatest in patients with high baseline theta/beta ratios (i.e., more abnormal) (25µg: p<0.01; 75µg: p<0.05 vs. placebo).
◦The observed improvements in attention and corresponding changes in EEG theta/beta ratio replicated significant findings from the Phase 1 study.
•Wearable Device Confirmation: Objective sleep measures from wearable devices supported the wake-promoting effects of ALTO-203, and the increased wakefulness exhibited by ALTO-203 was significant for both doses (25µg: p<0.05; 75µg: p<0.001 vs. placebo).
•Pharmacokinetics and Safety: ALTO-203 displayed predictable accumulation over multiple doses with no adverse pharmacokinetic signals. ALTO-203 was well tolerated, with insomnia as the most frequent adverse event, consistent with its wake-promoting profile.
•MADRS Improvements: Patients taking 25µg of ALTO-203 exhibited a mean improvement of 2 points at week 3 and 0.9 points at week 4 compared to placebo. The differences were not observed in the 75µg dose group.
◦MADRS improvements were evaluated during the 28-day multi-dose period, which was not powered to detect significance.

Alto plans to report additional results from this exploratory study at a future medical meeting and expects to determine the next development steps for ALTO-203 following the complete analysis of the data set.

About the Phase 2 POC Trial of ALTO-203
The Phase 2 POC trial enrolled 69 MDD patients with higher levels of anhedonia consisted of two dosing periods (63 completed the primary single-dose period):
•Single-dose period: Patients received two single-doses of ALTO-203 (25µg and 75µg), and placebo in a randomized, three-way crossover design. The powered primary outcome was an acute change in positive emotion assessed by the alertness and mood components of the Bond-Lader Visual Analog Scale (BL-VAS), an established scale of subjective feelings. Key pre-specified exploratory outcomes included measures of cognition, EEG changes, and effects on sleep.
•Multi-dose period: Patients were randomized to receive daily administration of ALTO-203 (25µg or 75µg QD) or placebo over 28 days. This period was designed to evaluate extended safety, tolerability, and pharmacokinetics, as well as exploratory biomarkers across EEG, cognitive testing, and wearable device data.

About Alto Neuroscience
Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in bipolar depression, major depressive disorder, treatment resistant depression (TRD), and schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “expects,” “plans,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations about the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); the reproducibility of any favorable results seen in the exploratory Phase 2 POC trial of ALTO-203 in major depressive disorder; and Alto’s expectations with regard to the design and results of its clinical trials. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including uncertainties inherent in the initiation, progress and completion of clinical trials and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in the section titled “Risk Factors” in Alto’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

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